PROMISSORY NOTE – Debt

$10,800.00	Date: October 1, 2015

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Greg McCartney ("Debtor"), whose address is #307 - 15338 18th Ave., Surrey, B.C. V4A 1W8 Canada, or such other place as the Lender may designate in writing to the undersigned, the principal sum of Ten Thousand Eight Dollars ($10,800.00), together with interest thereon from the date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before December 30, 2020.

All or any part of the aforesaid principal sum plus interest may be prepaid at any time and from time to time without penalty. This note is in regards to debt for Director fees due to Mr. McCartney as of October 1, 2015 for the 9 months of 2015.

Upon written request by Debtor, the principal of this debt and accrued interest may be converted to common shares of Skinvisible, Inc. at the price of Two cents ($0.02) per share at any time up until December 30, 2020. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Three Cents ($0.03) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of Two Hundred and Seventy Thousand (270,000) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

/s/ Terry Howlett

Skinvisible, Inc.

TOTAL	$10,800.00

GRAND TOTAL	$10,800.00	# of Shares @ 2¢ = 540,000 Warrants @ 3¢ = 270,000